Exhibit 99.01
FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

November 14, 2011

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES THIRD QUARTER RESULTS
Investment in WirelessDx Continues to Impact Operating Results

Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX: HRT) and its subsidiaries reported total revenue of $6,789,000 and net loss of $74,000 for the three months ended September 30, 2011 compared to total revenue of $5,888,000 and net income of $120,000 for the same quarter of 2010. Net loss per share for the three months ended September 30, 2011 was $0.03 per share compared to $0.04 in earnings per share for the same period in 2010.
For the nine months ended September 30, 2011, total revenue was $18,990,000 and net loss was $301,000 as compared to total revenue of $17,256,000 and net income of $441,000 for the same period in 2010. Net loss per share for the nine months ended September 30, 2011 was $0.11 as compared to earnings per share of $0.16 for the same period in 2010.

James E. Rouse, the Company's President and CEO, commented, “In the third quarter Micron Products' sensor business had very strong sales which produced an increase in consolidated revenues of 15.3% as compared to the same period in 2010. The combination of unit volume growth of over 13% and the high price of silver increased Micron's sensor business revenues by approximately 69% in the quarter as compared to the third quarter in 2010. This increase in revenues was partly offset by a 32% drop in third quarter sales of custom products by our Micron Integrated Products division due to lower sales of defense and automotive products.
Although continued investment in WirelessDx, our start-up medical services subsidiary resulted in a net loss of $.03 per share in the quarter, we were pleased with the improvement compared to our second quarter net loss of $.08 per share. The $450,000 increase in income from operations for Micron in the third quarter over the same period last year largely offset the $455,000 increase in operational losses incurred by the WirelessDx entity over the same period in 2010.
Patient referrals to WirelessDx have increased for the fourth consecutive quarter. However, expenditures for scale up in operational infrastructure outpaced revenues. These activities produced an approximate $665,000 operating loss for this subsidiary for the quarter.  WirelessDx continues to focus its marketing efforts on medical service providers and institutions that benefit from wireless patient monitoring techniques. As business development, implementation and anticipated revenues accelerate, we expect WirelessDx expenses and capital expenditures to impact consolidated operating results and cash through 2011 and into 2012.  Recent milestones include assignment by Medicare of a required provider number for our Kentucky facility and the signing of a contract with the Department of Veterans Affairs to provide external patient monitoring services for the Lexington Kentucky VA Medical Center. Revenues from this contract are expected following full implementation in the fourth quarter of 2011 or early 2012.  The Company's balance sheet remains strong and we are confident that our continuing investments in our current business development programs will position the Company for near and long term growth from our diverse lines of business, especially in its Micron Products and WirelessDx subsidiaries."

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.WirelessDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices; the Company's ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.